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Exhibit 99.1

AMC ENTERTAINMENT INC. PRICES PRIVATE OFFERING
OF SENIOR SUBORDINATED NOTES DUE 2014

        KANSAS CITY, Missouri (February 19, 2004)-AMC Entertainment Inc. (the "Company") (AMEX: AEN), today announced the pricing of $300.0 million aggregate principal amount of its senior subordinated notes due 2014 (the "Notes"). The size of this offering was decreased from the previously announced offering size of $550 million aggregate principal amount of senior subordinated notes. The Notes will pay interest at a rate of 8% per annum, and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2004.

        The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2009 at a price equal to 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus, in each case, interest accrued to the redemption date.

        The Company expects to use the net proceeds of approximately $293.3 million from the offering to redeem all of its outstanding 9 1/2% senior subordinated notes due 2009 and approximately $83.4 million aggregate principal amount of its outstanding 9 1/2% senior subordinated notes due 2011 for an aggregate of $293.8 million (including redemption premiums and accrued interest).

        This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities offered have not been registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for the Company, including those relating to whether or not the Company will consummate the offering and the anticipated use of the proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Richard J. King
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000

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  Exhibit 99.1
AMC ENTERTAINMENT INC. PRICES PRIVATE OFFERING OF SENIOR SUBORDINATED NOTES DUE 2014